Exhibit 10.21

This Agreement is entered into as of January 20, 2018 by and between Photronics, Inc., a Connecticut corporation (the “Company”) and DEMA Associates, LLC  (“Consultant”).

WHEREAS, the Company believes that it will benefit from an ongoing consulting arrangement between Consultant and the Company, pursuant to which Consultant will provide certain services on an independent contractor basis as outlined below and Consultant has agreed to provide certain consulting and advisory services to the Company pursuant to the terms set forth herein.

NOW, THEREFORE, Consultant and the Company hereby agree as follows:

1)  Consulting Services

During the term of this Agreement, Consultant agrees to make himself and or associates from DEMA Associates, LLC reasonably available to render at the request of the Company, such consulting services as are reasonably requested by the Company. Consultant will devote a reasonable amount of time, not to exceed forty hours (40) per month, to the provision of the Services. Consultant will provide an invoice to the Company to indicate the forty hours worked per month and the services provided to the Company. The form of invoice is attached hereto as Exhibit A.  The Company will provide Consultant with a paid cell phone and a laptop computer.

2)  Compensation

As compensation for Consultant’s services during the term of this Agreement, the Company agrees to provide consulting fees and benefits under the terms specified below:

Fees:  In consideration for the consulting services, the Company will pay a consulting fee in the amount of three hundred and ninety thousand dollars ($390,000) per year (“Consulting Fees”).  The Company shall pay the Consulting Fees in equal monthly payments of thirty-two thousand five hundred dollars ($32,500.00) throughout the Consulting Period.  The Consulting Fees will be paid at the address set forth above.

In the event that Consultant is required to travel in order to perform the Services under this Agreement, the Company will reimburse Consultant for such reasonable travel expenses incurred upon the presentation by Consultant of a detailed and itemized account of such expenses with proper documentation and such other supporting information as the Company may reasonably request. Except as provided above with respect to travel expenses, the Company will not be responsible for payment or reimbursement of Consultant’s expenses in his performance of the Services, unless such expense is approved in advance by the Company.

3)  Term

This Agreement will be effective as of January 20, 2018 and will continue in effect for a period of four (4) years.

4)  Non-Competition and Non-Solicitation

Consultant hereby agrees that during the Consulting Period, and for a period of three (3) years after the termination of this Agreement, he will not, without first obtaining the Company’s prior written approval, directly or indirectly engage or prepare to engage in any activities in competition with the Company or accept employment, provide services to, or establish a business relationship with a business or individual engaged in or preparing to engage in competition with the Company.  Consultant is free to engage in other work or business activities during the Consulting Period as long as they are not competitive with the Company.  For purposes of this paragraph, the holding of less than one percent (1%) of the outstanding voting securities of any firm or business organization in competition with the Company shall not constitute activities or services precluded by this paragraph.  Consultant also agrees that through the end of the Consulting Period and for a period of one (1) year thereafter, he will not, either directly or through others, solicit or attempt to solicit any employee or other personnel of the Company to terminate his or her relationship with the Company or to become an employee, consultant or independent contractor to or for any other person or entity.  Further, Consultant agrees not to disparage the Company in any manner likely to be harmful to the Company’s business reputation, or the personal or business reputation of the Company’s directors, shareholders or employees.  Consultant agrees that the Consulting Fees adequately compensate you for the restrictions of this paragraph.

5)  Liquidated Damages/Specific Performance

a)
Consultant agrees that it would be impracticable or extremely difficult to ascertain the amount of actual damages caused by breach of Article (4), Non-Competition and Non-Solicitation, of this Agreement.  Therefore, Consultant agrees that, in the event of such a breach, the Company will be entitled to withhold further payments of all Consulting Fees, recover all Consulting Fees already paid to Consultant, and obtain such injunctive and other relief as appropriate. Consultant further agree that this liquidated damage provision represents reasonable compensation for the loss which would be incurred by the Company because of any such breach.

b)
In the event Consultant claims that the Company is in breach of this Agreement, in addition to any other remedies available to Consultant, Consultant shall be entitled to obtain specific performance of this Agreement.

6.  Independent Contractor Status of Consultant.

Consultant’s legal status is as an independent contractor of Company. Nothing in this Agreement makes Consultant the agent, partner, joint venturer, employee or legal representative of Company for any purpose whatsoever; nor shall Consultant hold himself out as such. Consultant will have no authority to bind Company in any manner or for any purpose. Consultant will not be an employee of Company for any purpose, including for purposes of the Fair Labor Standards Act’s minimum wage and overtime provisions, nor any other provision of federal, state, or local law applicable to employees. Further, Consultant understands and agrees that he will not be entitled to any employment benefits that may be made available by the Company to its employees, including but not limited to vacation pay, sick leave, retirement benefits, social security, workers’ compensation, health or disability benefits, and unemployment insurance benefits. The parties acknowledge that Consultant was an employee of Company immediately prior to the commencement of this Agreement.

Consultant understands that the Company will not be responsible for withholding or paying any federal or state income, social security or other taxes in connection with any compensation paid under this Agreement, and Consultant agrees that he is solely responsible for any tax obligations which may arise from the payment of compensation to Consultant pursuant to this Agreement.

7.  Confidential Information.

(a)    Consultant acknowledges that during his engagement with Company he may have access to certain confidential and proprietary information belonging to the Company or third parties who may have furnished such information under obligations of confidentiality, relating to and used in the Company’s business (collectively, “Confidential Information”). Consultant acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of information and material, including all copies, notes, or other reproductions or replicas thereof: financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, licensed, or maintained by the Company; information related to the Company’s inventions, research, products, designs, methods, know-how, formulae, techniques, systems, processes; customer lists; non-public information relating to the Company’s customers, suppliers, employees, distributors, or investors; the specific terms of the Company’s agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which the Company may be associated from time to time; and any and all information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that Consultant reasonably knows should be, or has been, treated by the Company as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.

(b)    Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Consultant or other violation of this Agreement; or (iii) is disclosed to Consultant by a third party under no obligation to maintain the confidentiality of the information.

(c)    Consultant agrees that he will maintain the confidentiality of the Confidential Information at all times during and following his engagement by the Company and will not, directly or indirectly, use or disclose any Confidential Information for any purpose other than to the extent necessary to perform the Services.

(d)    The restrictions in Section 7(c) above will not apply to any information that Consultant is required to disclose by law, provided that the Consultant (i) notifies the Company of the existence and terms of such obligation, (ii) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

(e)    Upon termination of Consultant’s engagement with the Company for any reason, or at any time upon request of the Company, Consultant will promptly deliver to the Company all Confidential Information in any form along with all personal property belonging to the Company that is in Consultant’s possession, custody, or control, including, without limitation, all files, memoranda, designs, correspondence, manuals, programs, data, records, notes, notebooks, reports, papers, equipment, computer software, proposals, or any other file, material, document or possession (whether in hard copy or any electronic format), however obtained, along with any reproductions or copies.

8.    Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Connecticut, without regard to that body of law known as choice of law. Each party (a) consents to the personal jurisdiction of said courts, (b) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (c) agrees not to bring any proceeding arising out of or relating to this Agreement in any other court.

PHOTRONICS, INC.		DEMA Associates, LLC

By:	/s/ Richelle E. Burr	By:	/s/ Constantine S. Macricostas
Title:	Vice President	Title:	President